Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Ascent Solar Technologies, Inc. of our report dated March 31, 2025, relating to the financial statements of Ascent Solar Technologies, Inc., which appears in Ascent Solar Technologies, Inc.’s Annual Form 10-K for the years ended December 31, 2024 and 2023. Our audit report includes an explanatory paragraph relating to Ascent Solar Technologies, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

June 25, 2025